SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
 RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                             (Amendment No._______)*



                            Concur Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    20670810
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ] Rule 13d-1(b)
  [ ] Rule 13d-1(c)
  [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)









                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 16

-------------------------------------------------                      -----------------------------------------------
CUSIP NO. 20670810                                        13 G                                      Page 2 of 19 Pages
-------------------------------------------------                      -----------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      U.S. Venture Partners IV, L.P. ("USVP IV")
                      Tax ID Number:    94-3193188
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,706,206 shares,  except that Presidio  Management Group IV, L.P. ("PMG
           BENEFICIALLY                       IV"), the general partner of USVP IV, and Bowes, Federman, Krausz, Lanza
      OWNED BY EACH REPORTING                 and Young,  the general partners of PMG IV, may be deemed to have shared
              PERSON                          voting power with respect to such shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,706,206 shares,  except that Presidio  Management Group IV, L.P. ("PMG
                                              IV"), the general partner of USVP IV, and Bowes, Federman, Krausz, Lanza and Young,  the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,706,206
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                      -----------------------------------------------
CUSIP NO. 20670810                                        13 G                                      Page 3 of 19 Pages
-------------------------------------------------                      -----------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Second Ventures II, L.P. ("SV II")
                      Tax ID Number:    94-3200353
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          207,111  shares,  except that Presidio  Management  Group IV, L.P. ("PMG
           BENEFICIALLY                       IV"), the general partner of SV II, and Bowes,  Federman,  Krausz, Lanza
      OWNED BY EACH REPORTING                 and Young,  the general partners of PMG IV, may be deemed to have shared
              PERSON                          voting power with respect to such shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              207,111  shares,  except that Presidio  Management  Group IV, L.P. ("PMG
                                              IV"), the general partner of SV II, and Bowes,  Federman,  Krausz, Lanza and Young,  the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       207,111
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.5%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                      -----------------------------------------------
CUSIP NO. 20670810                                        13 G                                      Page 4 of 19 Pages
-------------------------------------------------                      -----------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      USVP Entrepreneur Partners II, L.P. ("UEP II")
                      Tax ID Number:    94-3203198
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          59,175  shares,  except that Presidio  Management  Group IV, L.P.  ("PMG
           BENEFICIALLY                       IV"), the general partner of UEP II, and Bowes, Federman,  Krausz, Lanza
      OWNED BY EACH REPORTING                 and Young,  the general partners of PMG IV, may be deemed to have shared
              PERSON                          voting power with respect to such shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              59,175  shares,  except that Presidio  Management  Group IV, L.P.  ("PMG
                                              IV"), the general partner of UEP II, and Bowes, Federman,  Krausz, Lanza and Young,  the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       59,175
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.42%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                      -----------------------------------------------
CUSIP NO. 20670810                                        13 G                                      Page 5 of 19 Pages
-------------------------------------------------                      -----------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Presidio Management Group IV, L.P. ("PMG IV")
                      Tax ID Number:    94-3193187
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II. PMG IV is the general  partner of USVP IV, SV
                                              II,  and UEP II and may be  deemed  to have  shared  voting  power  with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  71,480  are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II. PMG IV is the general  partner of USVP IV, SV
                                              II, and UEP II and may be deemed to have shared  dispositive  power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,972,492
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.12%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                      -----------------------------------------------
CUSIP NO. 20670810                                        13 G                                      Page 6 of 19 Pages
-------------------------------------------------                      -----------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      William K. Bowes, Jr. ("Bowes")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II.  Bowes is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II.  Bowes is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,972,492
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.12%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                      -----------------------------------------------
CUSIP NO. 20670810                                        13 G                                      Page 7 of 19 Pages
-------------------------------------------------                      -----------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Irwin Federman ("Federman")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly owned by UEP II.  Federman is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly owned by UEP II.  Federman is a general  partner of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,972,492
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.12%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                      -----------------------------------------------
CUSIP NO. 20670810                                        13 G                                      Page 8 of 19 Pages
-------------------------------------------------                      -----------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Steven M. Krausz ("Krausz")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II.  Krausz is a general  partner  of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II.  Krausz is a general  partner  of PMG IV, the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,972,492
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.12%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                      -----------------------------------------------
CUSIP NO. 20670810                                        13 G                                      Page 9 of 19 Pages
-------------------------------------------------                      -----------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Lucio Lanza ("Lanza")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II.  Lanza is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II.  Lanza is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,972,492
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.12%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------                      -----------------------------------------------
CUSIP NO. 20670810                                        13 G                                     Page 10 of 19 Pages
-------------------------------------------------                      -----------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Phillip M. Young ("Young")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II.  Young is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,972,492  shares,  of which 1,706,206 are shares directly owned by USVP
                                              IV,  207,111 are shares  directly  owned by SV II, and 59,175 are shares directly  owned by UEP II.  Young is a general  partner  of PMG IV,  the general partner of USVP IV, SV II, and UEP II, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,972,492
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.12%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:

           Concur Technologies, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           6222 185th Avenue
           Redmond, WA 98052

ITEM 2(a). NAME OF PERSONS FILING:

           This Statement is filed by U.S. Venture Partners IV, L.P. ("USVP IV"), Second Ventures II, L.P. ("SV II"), USVP Entrepreneur Partners II, L.P. ("UEP II"), Presidio Management Group IV, L.P. ("PMG IV"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Lucio Lanza ("Lanza"), and Phillip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons.

           PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP IV, SV II and UEP II. Bowes, Federman, Krausz, Lanza and Young are general partners of PMG IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP IV, SV II and UEP II.


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

            U.S. Venture Partners
            2180 Sand Hill Road, Suite 300
            Menlo Park, CA  94025

ITEM 2(c)  CITIZENSHIP:

           USVP IV, UEP II and PMG IV are Delaware Limited Partnerships, SV II is a Cayman Islands Limited Partnership and Bowes, Federman, Krausz, Lanza and Young are United States citizens.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           CUSIP # 20670810

ITEM 3.    Not Applicable

                                                                   Page 12 of 19
ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

             (a)  Amount beneficially owned:

                  See Row 9 of cover  page for each  Reporting Person.

             (b)  Percent of Class:

                  See Row 11 of cover page for each  Reporting Person.

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Under   certain   circumstances   set  forth  in  the  limited
           partnership agreements of USVP IV, SV II, UEP II and PMG IV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable

ITEM 10.   CERTIFICATION:

           Not applicable

                                                                  Page 14 of 19

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated:  February 4, 1999


U.S. Venture Partners IV, L.P.                               /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                       ----------------------------------------
Its General Partner                                          Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


Second Ventures II, L.P.                                     /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                       ----------------------------------------
Its General Partner                                          Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


U.S.V.P. Entrepreneur Partners II, L.P.                      /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                       ----------------------------------------
Its General Partner                                          Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.                           /s/ Michael P. Maher
A Delaware Limited Partnership                               ----------------------------------------
                                                             Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


William K. Bowes                                             /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact




                                                                   Page 15 of 19


Irwin Federman                                               /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


Steven M. Krausz                                             /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


Lucio Lanza                                                  /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


Phillip M. Young                                             /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  17

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact          19

                                                                   Page 17 of 19

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Concur Technologies, Inc.
shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.
Date:  February 4, 1999

U.S. Venture Partners IV, L.P.                               /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                       ----------------------------------------
Its General Partner                                          Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


Second Ventures II, L.P.                                     /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                       ----------------------------------------
Its General Partner                                          Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


U.S.V.P. Entrepreneur Partners II, L.P.                      /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,                       ----------------------------------------
Its General Partner                                          Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


Presidio Management Group IV, L.P.                           /s/ Michael P. Maher
A Delaware Limited Partnership                               ----------------------------------------
                                                             Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact




                                                             Page 18 of 19 Pages


William K. Bowes                                             /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


Irwin Federman                                               /s/ Michael P. Maher
                                                             ----------------------------------------

                                                             Michael P. Maher
                                                             Attorney-In-Fact


Steven M. Krausz                                             /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


Lucio Lanza                                                  /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


Phillip M. Young                                             /s/ Michael P. Maher
                                                             ----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact

                                                             Page 19 of 19 Pages



                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.